Exhibit 99.1

NEWS RELEASE
Corporate Headquarters 96 South George Street York, Pennsylvania 17401 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	Ramesh Shettigar	Eileen L. Beck
	(717) 225-2746	(717) 225-2793

GLATFELTER REPORTS SECOND QUARTER 2020 RESULTS

~ Another record quarter for Airlaid Materials’ profitability ~

~ All Glatfelter production facilities remain operational under extensive health and safety protocols ~

YORK, Pennsylvania – August 4, 2020: Glatfelter (NYSE: GLT), a leading global supplier of engineered materials, today reported its results for the second quarter of 2020 which are summarized in the following table:

	Three months ended June 30
	2020		2019
In thousands, except per share	Amount	EPS	Amount	EPS

Net income (loss)	$(2,416)	$(0.05)	$5,831	$0.13
Income (loss) from continuing operations	(2,281)	(0.05)	6,293	0.14
Adjusted earnings from continuing operations	9,897	0.22	8,452	0.19

On an adjusted basis, earnings from continuing operations for the three months ended June 30, 2020 and 2019, were $9.9 million, or $0.22 per share, compared with $8.5 million, or $0.19 per share, respectively. Adjusted earnings is a non-GAAP financial measure for which a reconciliation to the nearest GAAP-based measure is provided within this release. Consolidated net sales totaled $216.2 million and $235.1 million for the three months ended June 30, 2020 and 2019, respectively. On a constant currency basis, Composite Fibers’ and Airlaid Materials’ net sales decreased by 6.3% and 7.2%, respectively.

“Glatfelter’s solid second quarter results, in the midst of a global pandemic, demonstrate the resiliency of our new business model and continued demand for our portfolio of engineered materials that are essential for producing a variety of consumer staples,” said Dante C. Parrini, Chairman and Chief Executive Officer. “Composite Fibers outperformed expectations for the quarter, due in part to strong shipments in the food and beverage category and better than expected demand for wallcover products. Profitability for this segment relative to guidance was also better than expected, driven by lower downtime and continued cost control.”

In Airlaid Materials, we saw exceptional growth in home care and health and hygiene products, although overall shipments for the segment were hampered by the pandemic’s impact on tabletop demand as restaurants around the globe were either closed or operating at dramatically reduced capacity. Despite this headwind on volumes, Airlaid Materials achieved record quarterly EBITDA with margin of 19%.”

Mr. Parrini added, “I am proud of how Glatfelter PEOPLE are responding to the challenges related to COVID-19 and are successfully continuing to operate globally while keeping our workforce safe. Glatfelter’s ongoing transformation into a more agile and cost-effective business, coupled with a portfolio of essential consumer staples, have enabled us to optimize performance in this unprecedented and volatile year. The trust and confidence of our customers have been further strengthened in these uncertain times by consistently and reliably delivering premium quality products. Due to the strength of our improved balance sheet, the Board demonstrated its commitment to a steady return of capital to shareholders by increasing the dividend in the second quarter.”

Glatfelter Reports Second Quarter 2020 Results	page 2

Second Quarter Results

The following table sets forth a reconciliation of results on a GAAP basis to an adjusted earnings basis, a non-GAAP measure:

	Three months ended June 30
	2020		2019
In thousands, except per share	Amount	EPS	Amount	EPS

Net income (loss)	$(2,416)	$(0.05)	$5,831	$0.13
Exclude: Loss from discontinued operations, net of tax	135	—	462	0.01
Income (loss) from continuing operations	(2,281)	(0.05)	6,293	0.14
Adjustments (pre-tax)
Restructuring charge - Metallized operations	5,067		—
Cost optimization actions	1,349		1,984
Pension settlement expenses, net	6,330		—
COVID-19 incremental costs	1,180		—
Asset impairment charge	900		—
Strategic initiatives	—		142
Timberland sales and related costs	(601)		(423)
Total adjustments (pre-tax)	14,225		1,703
Income taxes (1)	(2,047)		456
Total after-tax adjustments	12,178	0.27	2,159	0.05
Adjusted earnings from continuing operations	$9,897	$0.22	$8,452	$0.19

(1)	Tax effect on adjustments calculated based on the incremental effective tax rate of the jurisdiction in which each adjustment originated.

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

A description of each of the adjustments presented above is included later in this release.

Composite Fibers

	Three months ended June 30
Dollars in thousands	2020	2019	Change

Tons shipped (metric)	29,032	34,523	(5,491)	(15.9)%
Net sales	$122,137	$132,581	$(10,444)	(7.9)%
Operating income	11,487	12,985	(1,498)	(11.5)%
Operating margin	9.4%	9.8%

Composite Fibers’ net sales decreased $10.4 million or 7.9%, compared to the year-ago quarter driven by lower shipments of wallcover products, which were down 49%, as well as unfavorable foreign currency translation of $2.0 million.

Composite Fibers’ operating income of $11.5 million was $1.5 million lower, or approximately 12% unfavorable, compared to the second quarter of 2019. Lower shipping volumes impacted results by $2.1 million driven predominantly by lower wallcover demand. The downtime required to manage inventory levels for nonwoven wallcover products was mostly offset by improved operations, strong cost control actions and higher production to meet strong demand in our food and beverage category. A benefit of $3.1 million from lower input prices, primarily wood pulp, was partially offset by $2.0 million impact from lower selling prices. Currency unfavorably impacted results by $0.2 million compared to the year-ago quarter.

Airlaid Materials

	Three months ended June 30
Dollars in thousands	2020	2019	Change

Tons shipped (metric)	33,277	34,041	(764)	(2.2)%
Net sales	$94,046	$102,472	$(8,426)	(8.2)%
Operating income	12,292	10,362	1,930	18.6%
Operating margin	13.1%	10.1%

Glatfelter Reports Second Quarter 2020 Results	page 3

Airlaid Materials’ net sales decreased $8.4 million in the year-over-year comparison. Shipments were lower by 2.2% due to weak demand for tabletop products as restaurants globally were closed or operated at dramatically limited capacity. This shortfall in demand was mostly offset by strong orders for home care and health and hygiene products. Selling prices were $4.6 million lower due to contractual cost pass-through arrangements, while currency translation was unfavorable by $1.1 million.

Airlaid Materials’ second quarter 2020 operating income of $12.3 million was $1.9 million favorable, or approximately 19% higher, when compared to the second quarter of 2019. Improved sales mix favorably impacted results by $0.6 million, while price declines due to contractual raw material pass-through provisions were more than offset by lower raw material and energy prices, adding net $0.5 million of profit. Efficient operations complemented by disciplined cost control favorably impacted results by $0.9 million, driven by higher demand for essential product categories and improved performance in both North American facilities compared to the year-ago quarter.

Other Financial Information

The amount of “Other and Unallocated” operating expense in the table of Segment Financial Information totaled $14.7 million in the second quarter of 2020 compared with $8.2 million in the same period a year ago. Excluding the items identified to present “adjusted earnings,” unallocated expenses for the second quarter of 2020 increased $0.3 million compared to the second quarter of 2019.

As previously reported in 2019, the Company terminated its qualified pension plan. During the second quarter of 2020, the Company recorded a $6.3 million charge for excise taxes, net of post settlement adjustments, in connection with the completion of the reversion of $55.5 million of excess pension plan assets. After transferring $14.1 million to a suspense account to fund future 401(k) contributions and accruing $8.3 million of excise taxes, approximately $33.1 million became available for general corporate purposes.

During the second quarter of 2020, the Company recorded non-cash asset impairment charges of $0.9 million related to a trade name intangible asset acquired in connection with the 2013 Dresden wallcover acquisition. The charge was due to a change in the estimated fair value of the trade name, primarily driven by lower forecasted wallcover revenues associated with economic instability in Russia and Ukraine and incremental impacts from the COVID-19 pandemic on this business.

In the second quarter of 2020, income from continuing operations totaled $0.3 million and income tax expense totaled $2.6 million. On adjusted pre-tax income of $14.5 million, income tax expense was $4.6 million in the second quarter of 2020. The comparable amounts in the same quarter of 2019 were $13.7 million and $5.2 million, respectively. The effective tax rate on adjusted earnings was 32% in the second quarter of 2020.

Glatfelter Reports Second Quarter 2020 Results	page 4

Year-to-Date Results

The following table sets forth a reconciliation of results on a GAAP basis to an adjusted earnings basis, a non-GAAP measure:

	Six months ended June 30
	2020		2019
In thousands, except per share	Amount	EPS	Amount	EPS

Net income	$4,990	$0.11	$11,117	$0.25
Exclude: (Income) loss from discontinued operations, net of tax	135	0.01	(221)	—
Income from continuing operations	5,125	0.12	10,896	0.25
Adjustments (pre-tax)
Restructuring charge - Metallized operations	11,054		—
Cost optimization actions	3,097		5,907
Pension settlement expenses, net	6,403		—
COVID-19 incremental costs	1,180		—
Asset impairment charge	900		—
Airlaid capacity expansion costs	—		1,014
Debt refinancing	—		992
Strategic initiatives	—		249
Fox River environmental matter	—		(2,509)
Timberland sales and related costs	(601)		(881)
Total adjustments (pre-tax)	22,033		4,772
Income taxes (1)	(3,882)		67
CARES Act of 2020 tax benefit (2)	(2,569)		—
Total after-tax adjustments	15,582	0.34	4,839	0.11
Adjusted earnings from continuing operations	$20,707	$0.46	$15,735	$0.35
(1)	Tax effect on adjustments calculated based on the incremental effective tax rate of the jurisdiction in which each adjustment originated.
(2)

Tax benefit recorded in connection with passage of the Coronavirus Aid, Relief, and Economic Security Act (“CARES”) related to provisions that modified the “net operating loss” provisions of previous law to allow certain losses to be carried back five years.

Balance Sheet and Other Information

Cash and cash equivalents totaled $76.6  million as of June 30, 2020, and net debt was $270.9 million compared with $233.7 million at the end of 2019. The increase in net debt primarily reflects working capital and the funding of a 401(k) suspense account in connection with the completion of the pension plan asset reversion. Net leverage on June 30, 2020 and December 31, 2019 was 2.4 times and 2.2 times, respectively. (Refer to the calculation of this measure provided in the tables at the end of this release.)

Capital expenditures during the first six months of 2020 and 2019 totaled $12.0 million and $10.6 million, respectively. Adjusted free cash flow for the six months of 2020 was a use of $12.9 million compared with a use of $29.9 million in the year earlier period. (Refer to the calculation of measure provided in the tables at the end of this release.)

Glatfelter Reports Second Quarter 2020 Results	page 5

Conference Call

As previously announced, the Company will hold a conference call today at 11:00 a.m. (Eastern) to discuss its second quarter results. The Company will make available on its Investor Relations website this quarter’s earnings release and an accompanying financial presentation which includes significant financial information to be discussed on the conference call including the Company’s outlook pertaining to financial performance. Information related to the conference call is as follows:

What:	Glatfelter’s 2nd Quarter 2020 Earnings Release Conference Call

When:	Tuesday, August 4, 2020, 11:00 a.m. (ET)

Number:	US dial 888.335.5539

International dial 973.582.2857

Conference ID:	4699123

Webcast:	https://www.glatfelter.com/investors/webcasts-and-presentations/

Rebroadcast Dates:	August 4, 2020, 2:00 p.m. through August 18, 2020, 12:00 p.m.

Rebroadcast Number:	Within US dial 855.859.2056

International dial 404.537.3406

Conference ID:	4699123

Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register and ensure any necessary audio software is installed.

Glatfelter Reports Second Quarter 2020 Results	page 6

P. H. Glatfelter Company and subsidiaries

Consolidated Statements of Income

(unaudited)

	Three months ended June 30		Six months ended June 30
In thousands, except per share	2020	2019	2020	2019

Net sales	$216,183	$235,053	$447,743	$464,186
Costs of products sold	184,120	197,553	378,878	391,069
Gross profit	32,063	37,500	68,865	73,117
Selling, general and administrative expenses	23,551	22,800	48,072	47,422
Gains on dispositions of plant, equipment and timberlands, net	(597)	(423)	(597)	(1,092)
Operating income	9,109	15,123	21,390	26,787
Non-operating income (expense)
Interest expense	(1,759)	(1,865)	(3,537)	(6,611)
Interest income	87	241	351	746
Pension settlement expenses, net	(6,330)	—	(6,403)	—
Other, net	(835)	(1,551)	(1,515)	(2,513)
Total non-operating expense	(8,837)	(3,175)	(11,104)	(8,378)
Income from continuing operations before income taxes	272	11,948	10,286	18,409
Income tax provision	2,553	5,655	5,161	7,513
Income (loss) from continuing operations	(2,281)	6,293	5,125	10,896

Discontinued operations:
Income (loss) before income taxes	(135)	(485)	(135)	229
Income tax provision (benefit)	—	(23)	—	8
Income (loss) from discontinued operations	(135)	(462)	(135)	221
Net income (loss)	$(2,416)	$5,831	$4,990	$11,117

Basic earnings (loss) per share
Income (loss) from continuing operations	$(0.05)	$0.14	$0.12	$0.25
Income (loss) from discontinued operations	—	(0.01)	(0.01)	0.01
Basic earnings (loss) per share	$(0.05)	$0.13	$0.11	$0.26

Diluted earnings (loss) per share
Income (loss) from continuing operations	$(0.05)	$0.14	$0.12	$0.25
Income (loss) from discontinued operations	—	(0.01)	(0.01)	—
Diluted earnings (loss) per share	$(0.05)	$0.13	$0.11	$0.25

Cash dividend declared per common share	$0.135	$0.13	$0.265	$0.26

Weighted average shares outstanding
Basic	44,343	44,140	44,309	44,084
Diluted	44,343	44,382	44,541	44,351

Glatfelter Reports Second Quarter 2020 Results	page 7

Segment Financial Information

(unaudited)

Three months ended June 30
Dollars in thousands	Composite Fibers		Airlaid Materials		Other and Unallocated		Total
	2020	2019	2020	2019	2020	2019	2020	2019
Net sales	$122,137	$132,581	$94,046	$102,472	$-	$-	$216,183	$235,053
Costs of products sold	100,387	109,565	77,581	87,825	6,152	163	184,120	197,553
Gross profit (loss)	21,750	23,016	16,465	14,647	(6,152)	(163)	32,063	37,500
SG&A	10,263	10,031	4,173	4,285	9,115	8,484	23,551	22,800
Gains on dispositions of plant, equipment
and timberlands, net	-	-	-	-	(597)	(423)	(597)	(423)
Total operating income (loss)	11,487	12,985	12,292	10,362	(14,670)	(8,224)	9,109	15,123
Non operating expense	-	-	-	-	(8,837)	(3,175)	(8,837)	(3,175)
Income (loss) before income taxes	$11,487	$12,985	$12,292	$10,362	$(23,507)	$(11,399)	$272	$11,948

Supplementary Data
Metric tons sold	29,032	34,523	33,277	34,041	-	-	62,309	68,564
Depreciation, depletion and amortization (1)	$6,431	$6,601	$5,473	$5,279	$2,302	$852	$14,206	$12,732
Capital expenditures	2,105	1,516	1,712	2,821	1,180	431	4,997	4,768

Six months ended June 30
Dollars in thousands	Composite Fibers		Airlaid Materials		Other and Unallocated		Total
	2020	2019	2020	2019	2020	2019	2020	2019
Net sales	$254,848	$261,298	$192,895	$202,888	$-	$-	$447,743	$464,186
Costs of products sold	207,372	216,128	159,827	173,814	11,679	1,127	378,878	391,069
Gross profit (loss)	47,476	45,170	33,068	29,074	(11,679)	(1,127)	68,865	73,117
SG&A	20,887	20,837	8,754	8,674	18,431	17,911	48,072	47,422
Gains on dispositions of plant, equipment
and timberlands, net	-	-	-	-	(597)	(1,092)	(597)	(1,092)
Total operating income (loss)	26,589	24,333	24,314	20,400	(29,513)	(17,946)	21,390	26,787
Non operating expense	-	-	-	-	(11,104)	(8,378)	(11,104)	(8,378)
Income (loss) before income taxes	$26,589	$24,333	$24,314	$20,400	$(40,617)	$(26,324)	$10,286	$18,409

Supplementary Data
Metric tons sold	65,015	66,052	68,316	67,218	-	-	133,332	133,270
Depreciation, depletion and amortization (1)	$12,897	$13,275	$10,924	$10,547	$5,787	$1,698	$29,608	$25,520
Capital expenditures	6,061	4,704	3,815	5,013	2,135	916	12,011	10,633
(1)	The amount presented in 2020 in the Other and unallocated column includes accelerated depreciation incurred in connection with the restructuring of Composite Fibers’ Metallized operations.

Selected Financial Information

(unaudited)

	Six months ended June 30
In thousands	2020	2019

Cash Flow Data
Cash from continuing operations used by:
Operating activities	$(912)	$(19,285)
Investing activities	(11,448)	(11,581)
Financing activities	(23,175)	(40,353)

Depreciation, depletion and amortization	29,608	25,520
Capital expenditures	12,011	10,633

	June 30	December 31
	2020	2019
Balance Sheet Data
Cash and cash equivalents	$76,619	$126,201
Total assets	1,226,884	1,283,794
Total debt	347,559	359,859
Shareholders’ equity	540,999	555,959

Glatfelter Reports Second Quarter 2020 Results	page 8

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a measure of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consist of the production and sale of composite fibers papers and airlaid non-woven materials. Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods and established business plans. For purposes of determining adjusted earnings, the following items are excluded:

•

Restructuring charge – Metallized operations. This adjustment represents the charges incurred in connection with the decision to restructure a portion of the Composite Fibers segment, primarily consisting of the consolidation of our metallizing operation from Gernsbach, Germany to our Caerphilly, UK site. For the second quarter, the charge includes a non-cash charge of $2.3 million associated with accelerated depreciation and the write-off of inventory and spare parts in addition to cash severance costs totaling $2.8 million.

•

Cost optimization actions. These adjustments reflect charges incurred in connection with initiatives to optimize the cost structure of the Company, including costs related to the organizational change to a functional operating model. The costs are primarily related to executive separations, other headcount reductions, professional fees, asset write-offs and certain contract termination costs. These adjustments, which have occurred at various times in the past, are irregular in timing and relate to specific identified programs to reduce or optimize the cost structure of a particular operating segment or the corporate function.

•

Pension settlement expenses, net. This adjustment reflects expenses incurred in connection with the termination of the Company’s qualified pension plan in 2019 and the reversion of excess pension plan assets to the Company in the second quarter of 2020. In the fourth quarter of 2019, the Company incurred a $75.3 million pension settlement charge in connection with the termination of the plan. Since the pension plan was fully funded, the settlement of the pension obligations did not require the use of the Company’s cash, but instead was accomplished with plan assets. In connection with the reversion of excess pension plan assets in the second quarter of 2020, the Company incurred pension settlement expenses related to excise taxes, net of post settlement adjustments and certain related professional fees.

•

COVID-19 incremental costs. This adjustment represents incremental cash costs incurred directly related to the COVID-19 pandemic such as mill employee incentive payments, enhanced hygiene protocols, safety and supplies.

•

Asset Impairment Charge. This adjustment represents a non-cash charge recorded to reduce the carrying amount of a tradename intangible asset of the Dresden wallcover business due to the impact of the COVID 19 pandemic on the underlying forecasted revenue stream.

•

Airlaid capacity expansion. These adjustments reflect non-capitalized, one-time costs incurred related to the start-up of a new airlaid production facility in Fort Smith, Arkansas and implementation of a new business system.

•	Debt refinancing costs. Represents a charge to write-off unamortized debt issuance costs in connection with the redemption of the Company’s $250 million, 5.375% Notes.
•

Strategic initiatives. These adjustments primarily reflect professional and legal fees incurred directly related to evaluating and executing certain strategic initiatives including costs associated with acquisitions and the related integration.

•

Fox River environmental matter. This adjustment excludes a gain and reflects a decrease in the Company’s overall reserve included in income for the Fox River matter primarily due to the resolution of the litigation in the first quarter of 2019.

•

Timberland sales and related costs. These adjustments exclude gains from the sales of timberlands as these items are not considered to be part of our core business, ongoing results of operations or cash flows. These adjustments are irregular in timing and amount and may benefit our operating results.

•

Coronavirus Aid, Relief, and Economic Security (CARES) Act 2020. This adjustment reflects the tax benefit recognized as a result of the March 27, 2020 change in U.S. tax law which, among others, allows net operating losses to be carried back five years.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period. However, non-GAAP adjusted earnings provide a measure of how the Company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period. Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

Glatfelter Reports Second Quarter 2020 Results	page 9

Calculation of Adjusted Free Cash Flow	Six months ended June 30
In thousands	2020	2019

Cash from operations	$(912)	$(19,285)
Less: Capital expenditures	(12,011)	(10,633)
Adjusted free cash flow	$(12,923)	$(29,918)

Net Debt	June 30	December 31
In thousands	2020	2019

Current portion of long-term debt	$22,866	$22,940
Long term debt	324,693	336,919
Total	347,559	359,859
Less: Cash	(76,619)	(126,201)
Net Debt	$270,940	$233,658

EBITDA	Trailing twelve months ended June 30	Year ended December 31
In thousands	2020	2019

Net loss	$(27,668)	$(21,540)
Exclude: (Income) loss from discontinued operations, net of tax	(3,314)	(3,670)
Add back: Taxes on Continuing operations	(11,594)	(9,242)
Depreciation and amortization	54,908	50,820
Interest expense, net	6,606	9,285
EBITDA	18,938	25,653
Adjustments:
Restructuring charge - Metallized operations	7,154	—
Cost optimization actions	5,773	8,583
Pension settlement expenses, net	81,729	75,326
COVID-19 incremental costs	1,180	—
Asset impairment charge	900	—
Airlaid capacity expansion costs	—	1,014
Strategic initiatives	—	249
Fox River environmental matter	—	(2,509)
Timberland sales and related costs	(1,292)	(1,572)
Adjusted EBITDA	$114,382	$106,744

Leverage	Trailing twelve months ended June 30		Year ended December 31
In thousands	2020		2019

Net Debt	$270,940		$233,658
Divided by Adjusted EBITDA	114,382		106,744
Net leverage	2.4	x	2.2	x

Glatfelter Reports Second Quarter 2020 Results	page 10

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends”, “plans”, “targets”, and similar expressions to identify forward-looking statements. Any such statements are based on the Company’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements including, but not limited to, the impacts of the COVID-19 pandemic, changes in industry, business, market, and economic conditions, demand for or pricing of its products, market growth rates and currency exchange rates. In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Glatfelter is a leading global supplier of engineered materials. The Company’s high-quality, innovative and customizable solutions are found in tea and single-serve coffee filtration, personal hygiene and packaging products as well as home improvement and industrial applications. Headquartered in York, PA, and transitioning to new headquarters in Charlotte, NC, the Company’s annualized net sales approximate $925 million with customers in over 100 countries and approximately 2,500 employees worldwide. Operations include eleven manufacturing facilities located in the United States, Canada, Germany, France, the United Kingdom and the Philippines. Additional information about Glatfelter may be found at www.glatfelter.com.